SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 28, 2003

Argonaut Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-14950	95-4057601
(Commission File Number)	(I.R.S. Employer Identification No.)

10101 Reunion Place, Suite 500, San Antonio, Texas	78216
(Address of Principal Executive Offices)	(Zip Code)

(210) 321–8400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

On October 28, 2003, Argonaut Group, Inc. (the “Company”) entered into an agreement to sell 4,800,000 shares of its common stock, par value $0.10 per share, in an underwritten public offering. The sale will be made pursuant to an Underwriting Agreement, dated October 28, 2003, by and among the Company and Raymond James & Associates, Inc., as representative of the several underwriters named therein, a copy of which is included as an exhibit to this report. The Company has also granted the underwriters an option to purchase an additional 720,000 shares of common stock to cover over-allotments.

HCC Insurance Holdings, Inc. has agreed, concurrent with the closing of the underwritten public offering, to purchase from the Company in a private placement 533,173 shares of the Company’s common stock at a price of $14.931 per share, which is equal to the public offering price in the underwritten public offering less the underwriting discount. The Company will use the proceeds from this private placement to repay approximately $7.9 million of the $12.0 million aggregate remaining principal amount of a note payable to HCC, plus accrued interest on that portion of the note.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Document Description

1.1	Underwriting Agreement, dated October 28, 2003, by and among the Company and Raymond James & Associates, Inc., as representative of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGONAUT GROUP, INC.

Dated:	October 31, 2003	By:	/s/ MARK W. HAUSHILL

Mark W. Haushill
Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 28, 2003, by and among the Company and Raymond James & Associates, Inc., as representative of the several underwriters named therein.